AMENDED AND RESTATED

BYLAWS

OF

VERB TECHNOLOGY COMPANY, INC.

(A Nevada Corporation)

ARTICLE 1

DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the term:

1.1 “Assistant Chief Financial Officer” means an Assistant Chief Financial Officer of the Corporation.

1.2 “Assistant Secretary” means an Assistant Secretary of the Corporation.

1.3 “Assistant Treasurer” means an Assistant Treasurer of the Corporation.

1.4 “Board” means the Board of Directors of the Corporation.

1.5 “Bylaws” means these Amended and Restated Bylaws of the Corporation, as further amended from time to time.

1.6 “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended, supplemented or restated from time to time.

1.7 “Chairman” means the Chairman of the Board of Directors of the Corporation.

1.8 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

1.9 “Chief Financial Officer” means the Chief Financial Officer of the Corporation.

1.10 “Corporation” means Verb Technology Company, Inc., a Nevada corporation.

1.11 “Directors” means directors of the Corporation.

1.12 “Entire Board” means all then-authorized directors of the Corporation.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

1.14 “General Corporation Law” means Chapter 78 of the Nevada Revised Statutes, as amended from time to time.

1.15 “Office of the Corporation” means the executive office of the Corporation.

1.16 “President” means the President of the Corporation.

1.17 “Secretary” means the Secretary of the Corporation.

1.18 “Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereto.

1.19 “Securities and Exchange Commission” means the SEC.

1.20 “Stockholders” means stockholders of the Corporation.

1.21 “Treasurer” means the Treasurer of the Corporation.

1.22 “Vice President” means a Vice President of the Corporation.

ARTICLE 2

STOCKHOLDERS

2.1 Place of Meetings. Every meeting of Stockholders may be held at such place, within or without the State of Nevada, as may be designated by resolution of the Board from time to time. The Board may, in its sole discretion, determine that the meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Nevada law.

2.2 Annual Meeting. A meeting of Stockholders shall be held annually for the election of Directors at such date and time as may be designated by resolution of the Board from time to time. Any other business may be transacted at the annual meeting.

2.3 Special Meetings. Special meetings of Stockholders may be called only by (a) the Chairman, (b) the Chief Executive Officer, (c) the President, or (d) a majority of the members of the Board and may not be called by any other person or persons. Business transacted at any special meeting of Stockholders shall be limited to the purpose stated in the notice.

2.4 Fixing Record Date. For the purpose of (a) determining the Stockholders entitled (i) to notice of or to vote at any meeting of Stockholders or any adjournment thereof or (ii) to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock; or (b) any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date was adopted by the Board and which record date shall not be (x) in the case of clause (a)(i) above, more than sixty (60) days nor less than ten (10) days before the date of such meeting and (y) in the case of clause (a)(ii) or (b) above, more than sixty (60) days prior to such action. If no such record date is fixed:

(a) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held; and

(b) the record date for determining Stockholders for any purpose other than those specified in this Section 2.4 hereof shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2

When a determination of Stockholders of record entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof unless the Board fixes a new record date for the adjourned meeting.

2.5 Notice of Meetings of Stockholders. Whenever under the provisions of applicable law, the Articles of Incorporation or these Bylaws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Any meeting of Stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called. If, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting.

2.6 Waivers of Notice. Waiver by a Stockholder in writing of a notice required to be given to such Stockholder shall constitute a waiver of notice of the meeting, whether executed and/or delivered before or after such meeting. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any waiver of notice.

2.7 List of Stockholders. The Secretary shall prepare and make, or cause to be prepared and made, at least fifteen (15) days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, the Stockholder’s agent, or attorney, at the Stockholder’s expense, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation, or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for examination as provided by applicable law. Upon the willful neglect or refusal of the Directors to produce such a list at any meeting for the election of Directors, they shall be ineligible for election to any office at such meeting. Except as provided by applicable law, the Corporation’s stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the Corporation’s stock ledger, the list of Stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of Stockholders.

3

2.8 Quorum of Stockholders; Adjournment. At each meeting of Stockholders, the presence in person or by proxy of the holders of one-third (1/3) of the outstanding shares of stock entitled to vote at the meeting of Stockholders, shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by one or more classes or series is required, a quorum shall consist of no less than one-third (1/3) of the outstanding shares of such classes or series. When a quorum is present to organize a meeting of Stockholders and for purposes of voting on any matter, the quorum for such meeting or matter is not broken by the subsequent withdrawal of any Stockholders. In the absence of a quorum, the holders of a majority in voting power of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.9 Voting; Proxies. Subject to any voting rights that may be granted to a holder of shares of a series of the Corporation’s preferred stock then outstanding, every Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock held by such Stockholder who has voting power upon the matter in question. If a quorum is present, unless the Articles of Incorporation, these Bylaws, the General Corporation Law, the rules and regulations of any stock exchange applicable to the Corporation, or any applicable law, rule, regulation provide for a different proportion, action by the Stockholders entitled to vote on matter, other than the election of directors, shall be approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required by any action of the Stockholders by the laws of the State of Nevada, the Articles of Incorporation, or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series. If a quorum is present, Directors shall be elected by a plurality of the votes cast. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after six (6) months from its date, unless the proxy provides for a longer period, not to exceed seven (7) years. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

2.10 Voting Procedures and Inspectors of Election at Meetings of Stockholders. The Board, in advance of any meeting of Stockholders, may appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting, and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting may appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, or votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the any court properly applying jurisdiction over the Corporation upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

4

2.11 Conduct of Meetings; Organization; Director Nominations; and Other Stockholder Proposals.

(a) The Board may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. At each meeting of Stockholders, the President, or in the absence of the President, the Chief Executive Officer, or in the absence of the Chief Executive Officer, the Chairman, or if there is no Chairman or if there be one and the Chairman is absent, a Vice President, and in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President, based on age, present), shall preside over the meeting. Except to the extent inconsistent with such rules and regulations as are adopted by the Board, the person presiding over any meeting of Stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations, and procedures, and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting applicable to Stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine, and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary, or in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. In case none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting, respectively, shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board, and in case the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, the person to act as secretary of the meeting shall be designated by the person presiding over the meeting.

(b) Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board may be made at an annual meeting or special meeting of Stockholders only (i) by or at the direction of the Board, (ii) by any nominating committee designated by the Board, or (iii) by any Stockholder of the Corporation who was a Stockholder of record of the Corporation at the time the notice provided for in this Section 2.11 is delivered to the Secretary, who is entitled to vote for the election of Directors at the meeting and who complies with the applicable provisions of Section 2.11(d) hereof (persons nominated in accordance with (iii) above are referred to herein as “Stockholder nominees”).

(c) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be brought before an annual meeting of Stockholders properly, (i) business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a Stockholder who was a Stockholder of record of the Corporation at the time the notice provided for in this Section 2.11 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the applicable provisions of Section 2.11(d) hereof (business brought before the meeting in accordance with (iii) above is referred to as “Stockholder business”).

5

(d) At any annual or special meeting of Stockholders (i) all nominations of Stockholder nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”) and (ii) all proposals of Stockholder business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”). To be timely, the Notice of Nomination or the Notice of Business, as the case may be, must be delivered personally to, or mailed to, and received at the Office of the Corporation, addressed to the attention of the Secretary, (i) in the case of the nomination of a person for election to the Board, or business to be conducted, at an annual meeting of Stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the prior year’s annual meeting of Stockholders or (ii) in the case of the nomination of a person for election to the Board at a special meeting of Stockholders, not more than one hundred twenty (120) days prior to and not less than the later of (a) ninety (90) days prior to such special meeting or (b) the tenth (10) day following the day on which the notice of such special meeting was made by mail or Public Disclosure; provided, however, that, in the event that either (i) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year. In no event shall the Public Disclosure of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination or Notice of Business, as applicable.

Notwithstanding anything in the immediately preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered at the Office of the Corporation, addressed to the attention of the Secretary, not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

The Notice of Nomination shall set forth (i) the name and record address of the Stockholder and/or beneficial owner proposing to make nominations, as they appear on the Corporation’s books, (ii) the class, series, and number of shares of stock held of record and beneficially by such Stockholder and/or such beneficial owner, (iii) a representation that the Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) all information regarding each Stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each such Stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, and (v) all other information that would be required to be filed with the SEC if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act. The Corporation may require any Stockholder nominee to furnish such other information as it may reasonably require to determine the eligibility of such Stockholder nominee to serve as a Director of the Corporation. The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a Stockholder nominee was not made in accordance with the foregoing procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

6

The Notice of Business shall set forth (i) the name and record address of the Stockholder and/or beneficial owner proposing such Stockholder business, as they appear on the Corporation’s books, (ii) the class, series, and number of shares of stock held of record and beneficially by such Stockholder and/or such beneficial owner, (iii) a representation that the Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business, (iv) a brief description of the Stockholder business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment, and the reasons for conducting such Stockholder business at the annual meeting, (v) any material interest of the Stockholder and/or beneficial owner in such Stockholder business, and (vi) all other information that would be required to be filed with the SEC if the person proposing such Stockholder business were a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting of Stockholders except in accordance with the procedures set forth in this Section 2.11(d); provided, however, that nothing in this Section 2.11(d) shall be deemed to preclude discussion by any Stockholder of any business properly brought before the annual meeting in accordance with said procedure. Nevertheless, it is understood that Stockholder business may be excluded if the exclusion of such Stockholder business is permitted by the applicable regulations of the SEC. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought before the meeting in accordance with the foregoing procedures and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding the foregoing provisions of this Section 2.11, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders to present the Stockholder nomination or the Stockholder business, as applicable, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

For purposes of this Section 2.11, “Public Disclosure” shall be deemed to be first made when disclosure of such date of the annual or special meeting of Stockholders, as the case may be, is first made in a press release reported by the Dow Jones News Services, Associated Press, or comparable national news service, or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

Notwithstanding the foregoing, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11. Nothing in this Section 2.11 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Articles of Incorporation.

2.12 Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.

2.13 Stockholders’ Action Without a Meeting. The Stockholders may take any action without a meeting that they could properly take at a meeting, as set forth pursuant to the General Corporation Law. A Stockholder may withdraw consent only by delivering a written notice of withdrawal to the Corporation prior to the time that all consents are in the possession of the Corporation.

2.14 Meetings Through Electronic Communications. Stockholders may participate in a meeting of Stockholders by any means of electronic communications, videoconferencing, teleconferencing, or other available technology permitted under the General Corporation Law (including, without limitation, a conference telephone or any similar communications equipment that enables all persons participating in the meeting to hear each other during the meeting) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the General Corporation Law, implement reasonable measures to (a) verify the identity of each person participating through such means as a Stockholder and (b) provide the Stockholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Stockholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participants by such means shall constitute presence in person at a meeting.

7

ARTICLE 3

DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and regulations, not inconsistent with the Articles of Incorporation or these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2 Number; Qualification; Term of Office. The total number of Directors constituting the Entire Board shall be not less than 1 nor more than 12, with the then-authorized number of Directors being fixed from time to time by the Board. Directors need not be Stockholders. Each Director shall be elected to hold office for a term expiring at the next annual meeting of Stockholders and until the election and qualification of his or her successor in office or until any such Director’s earlier death, resignation, disqualification, or removal from office.

3.3 Election. Directors shall be elected by a plurality of the votes cast at a meeting of Stockholders by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election.

3.4 Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the remaining Directors then in office although less than a quorum, or by a sole remaining Director, and Directors so chosen shall hold office until the expiration of the term of office of the Director whom he or she has replaced or until his or her successor is duly elected and qualified. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director. When any Director shall give notice of resignation to be effective at a future date, the Board may fill such vacancy to take effect when such resignation shall become effective in accordance with the General Corporation Law.

3.5 Resignation. Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the time therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective.

3.6 Removal. Except for those Directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of the Articles of Incorporation, any Director, or the Entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least two-thirds (2/3) of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

3.7 Compensation. Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such compensation as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors, including as chairperson of such committee of Directors, in consideration of serving as such shall be entitled to such additional compensation as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.7 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

8

3.8 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Nevada as shall from time to time be determined by the Board.

3.9 Special Meetings. Special meetings of the Board may be held at any time or place, within or without the State of Nevada, whenever called by the Chairman, the President, the Chief Executive Officer, the Vice President, the Secretary, the Treasurer, the Chief Financial Officer, or by a majority of the Directors then serving as Directors on at least twenty-four (24) hours’ notice to each Director given by one of the means specified in Section 3.12 hereof other than by mail, or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the Chairman, the President, the Chief Executive Officer, the Vice President, the Secretary, the Treasurer, or the Chief Financial Officer in like manner and on like notice on the written request of a majority of the Directors then serving as Directors. Notwithstanding the foregoing, for a majority of Directors then serving as Directors to call a special meeting of the Board or to request that a special meeting be called, they must first give the Chairman prior written notice of the calling of, or the request for, a special meeting and the proposed agenda for such meeting at least twelve (12) hours before calling for or requesting such meeting given by one of the means specified in Section 3.12 hereof other than by mail (or with at least two (2) days’ notice if given by mail). In addition to the foregoing, if the Chairman determines that an emergency or other pressing issue exists that requires the consideration of the Board, the Chairman may call a special meeting of the Board upon three (3) hours’ notice given by electronic mail to the electronic mail address of each Director on file with the Corporation.

3.10 Meetings Through Electronic Communications. Directors or members of any committee designated by the Board may participate in a meeting of the Board or of such committee by means of electronic communications, videoconferencing, teleconferencing, or other available technology permitted under the General Corporation Law (including, without limitation, a telephone conference or similar method of communication by which all persons participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the General Corporation Law, implement reasonable measures to (a) verify the identity of each person participating through such means as a Director or member of the committee, as the case may be, and (b) provide the Directors or members of the committee a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Directors or members of the committee, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 3.10 shall constitute presence in person at such meeting.

3.11 Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.12 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

9

3.12 Notice Procedure. Subject to Sections 3.9 and 3.10 hereof, whenever notice is required to be given by the Corporation to any Director, such notice shall be deemed given effectively if given in person, by telephone, by mail addressed to such Director at such Director’s address as it appears on the records of the Corporation, with postage thereon prepaid, or by other means of electronic transmission.

3.13 Waiver of Notice. Waiver by a Director in writing of notice of a Director’s meeting shall constitute a waiver of notice of the meeting, whether executed and/or delivered before or after such meeting. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors or a committee of Directors need be specified in any written waiver of notice.

3.14 Organization. At each meeting of the Board, the Chairman, or in the absence of the Chairman, the President, or in the absence of the President, the Chief Executive Officer, or in the absence of the Chief Executive Officer, a chairman chosen by a majority of the Directors present, shall preside. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.15 Quorum of Directors. The presence in person of a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

3.16 Action by Majority Vote. Except as otherwise expressly required by applicable law, the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

3.17 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 4

COMMITTEES OF THE BOARD

The Board may, by resolution, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may adopt charters for one or more of such committees. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board designating such committee or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. The Board may remove any Director from any committee at any time, with or without cause. Unless otherwise specified in the resolution of the Board designating a committee or the charter for such committee, at all meetings of such committee, a majority of the then-authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3 of these Bylaws.

10

ARTICLE 5

OFFICERS

5.1 Positions. The officers of the Corporation shall be a President, a Chief Executive Officer, a Secretary, a Treasurer, a Chief Financial Officer, and such other officers as the Board may elect, including a Chairman, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers or Chief Financial Officers, who shall exercise such powers and perform such duties as shall be determined from time to time by resolution of the Board. The Board may elect one or more Vice Presidents as Executive Vice Presidents and may use descriptive words or phrases to designate the standing, seniority or areas of special competence of the Vice Presidents elected or appointed by it. Any number of offices may be held by the same person.

5.2 Election. The officers of the Corporation shall be elected by the Board at its annual meeting or at such other time or times as the Board shall determine.

5.3 Term of Office. Each officer of the Corporation shall hold office for the term for which he or she is elected and until such officer’s successor is elected and qualifies or until such officer’s earlier death, resignation, or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time, with or without cause, by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board. The removal of an officer, with or without cause, shall be without prejudice to the officer’s contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

5.4 Fidelity Bonds. The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

5.5 Chairman. The Chairman, if one shall have been appointed, shall preside at all meetings of the Board, shall be responsible for carrying out of the plans and directives of the Board, shall report to and consult with the Board and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman shall exercise such powers and perform such other duties as shall be determined from time to time by resolution of the Board.

5.6 Chief Executive Officer. The Chief Executive Officer shall have general supervision over the business of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer shall preside at all meetings of the Stockholders and at all meetings of the Board at which the Chairman (if there be one) is not present. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these Bylaws to some other officer or agent of the Corporation or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may from time to time be assigned to the Chief Executive Officer by resolution of the Board.

11

5.7 President. At the request of the Chief Executive Officer, or, in the Chief Executive Officer’s absence, at the request of the Board, the President, if one shall have been appointed, shall perform all of the duties of the Chief Executive Officer and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the Chief Executive Officer. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these Bylaws to some other officer or agent of the Corporation or shall be required by applicable law otherwise to be signed or executed and, in general, the President shall perform all duties incident to the office of President of a corporation and such other duties as may from time to time be assigned to the President by resolution of the Board.

5.8 Vice Presidents. At the request of the President, or, in the President’s absence, at the request of the Board, the Vice Presidents shall (in such order as may be designated by the Board, or, in the absence of any such designation, in order of seniority based on title) perform all of the duties of the President and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the President. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts, and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed, and each Vice President shall perform such other duties as from time to time may be assigned to such Vice President by resolution of the Board or by the President.

5.9 Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders and shall record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose, and shall perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and shall perform such other duties as may be prescribed by the Board, the President, or the Chief Executive Officer, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same on any instrument requiring it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may, by resolution, give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chief Executive Officer or President or any Vice President. The Secretary shall have charge of all the books, records, and papers of the Corporation relating to its organization and management, shall see that the reports, statements, and other documents required by applicable law are properly kept and filed and, in general, shall perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by resolution of the Board or by the Chief Executive Officer or the President.

5.10 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements, and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation, and the investment of its funds, and in general shall perform all of the duties incident to the office of the Chief Financial Officer. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board, the President or the Chief Executive Officer may from time to time determine. Any Assistant Chief Financial Officer shall have such powers and perform such duties as the Board, the President, the Chief Executive Officer, or the Chief Financial Officer may from time to time designate.

12

5.11 Treasurer. In the absence of a Chief Financial Officer, the office of the Treasurer shall be deemed to be the office of the Chief Financial Officer of the Corporation whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in these Bylaws, and the Treasurer shall have authority to affix his or her signature in such capacity. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board, the President, the Chief Executive Officer, or the Chief Financial Officer may from time to time determine.

5.12 Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by resolution of the Board or by the President.

ARTICLE 6

ELIMINATION OF DIRECTOR AND OFFICER LIABILITY
AND INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHERS

6.1 Elimination of Director or Officer Liability. Pursuant to General Corporation Law § 78.138(7) and notwithstanding any provisions of the Articles of Incorporation that may provide for a different standard, a Director or officer of the Corporation is not individually liable to the Corporation or its Stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer unless it is proven that: (a) his or her act or failure to act constituted a breach of his or her fiduciary duties as a Director or officer; and (b) his or her breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

6.2 Indemnification: Definitions. As used in this Article 6, the following terms have the following definitions:

(a) “Change of Control” means any of the following:

(i)	The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Corporation, (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) of this definition;

13

(ii)	Individuals who, as of the date hereof, constitute the Entire Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Entire Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation’s Stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Entire Board;

(iii)	Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv)	Approval by the Stockholders of the Corporation of a complete liquidation or dissolution of the Corporation; or

14

(v)	A change of control as defined in any employment agreement, change of control agreement or other agreement between the Corporation and the applicable Indemnitee.

(b) “Covered Capacity” means, with respect to any person, that such person (or a person for whom he or she is serving as a legal representative) is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as Director, manager, officer, trustee, general partner, member, fiduciary, employee, or agent of any other enterprise, in each case (i) whether or not such person was serving in that capacity at the time any liability or expense is incurred and (ii) whether the basis for any Proceeding brought against such person is alleged action in an official capacity as a Director, manager, officer, trustee, general partner, member, fiduciary, employee, or agent or any other capacity while serving as a Director, manager, officer, trustee, general partner, member, fiduciary, employee, or agent.

(c) “Expenses” include all direct and indirect costs, fees, and expenses of any type or nature, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of or otherwise participating in a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. “Expenses” also include expenses incurred in connection with any appeal resulting from any Proceeding, including the premium for, security for, and other costs relating to, any cost bond, supersedeas bond or other appeal bond or its equivalent. “Expenses” do not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against an Indemnitee.

(d) “Indemnitee” means (i) any present or former Director or officer of the Corporation and (ii) any other present or former employee or agent of the Corporation to the extent that such employee or agent has been designated as an Indemnitee or as being entitled to all or part of the rights of an Indemnitee under this Article 6 pursuant to a resolution of the Board or a written instrument executed by the Chairman of the Board, the President, the Chief Executive Officer, a Vice President, the Secretary, or an Assistant Secretary.

(e) “Independent Counsel” means a law firm or member thereof that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent the Corporation or the applicable Indemnitee in any matter material to either such party or any other party to the Proceeding giving rise to a claim for indemnification. The term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under these Bylaws or under any agreement between the Indemnitee and the Corporation.

(f) “Proceeding” includes a threatened, pending, or completed action, suit, arbitration, alternate dispute resolution, investigation, inquiry, administrative hearing, appeal, or any other actual, threatened, or completed proceedings with or brought in the right of the Corporation or otherwise and whether civil, criminal, administrative, or investigative in nature.

15

6.3 Indemnification: Third Party Proceedings. The Corporation must indemnify any Indemnitee who was or is a party or is threatened to be made a party to any Proceeding, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was serving or acting in a Covered Capacity, against Expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the Proceeding if he or she: (a) is not liable pursuant to General Corporation Law Section 78.138 or (b) acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to General Corporation Law Section 78.138 or did not act in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or that, with respect to any criminal action or Proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

6.4 Indemnification: Derivative Actions. The Corporation must indemnify any Indemnitee who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that the Indemnitee is or was serving or acting in a Covered Capacity, against Expenses and amounts paid in settlement thereof if the Indemnitee: (a) is not liable pursuant to General Corporation Law Section 78.138 or (b) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue, or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such Expenses and amounts paid in settlement as the court deems proper.

6.5 Indemnification: Party Who is Wholly or Partially Successful. Notwithstanding any other provisions of this Article 6, to the extent that the Indemnitee is a party to or a participant in and is successful on the merits or otherwise in any Proceeding or in defense of any claim, issue or matter in any Proceeding, in whole or in part, to which the Indemnitee was or is a party or is otherwise involved by reason of the fact that he or she is or was serving or acting in a Covered Capacity, the Corporation shall indemnify and hold harmless the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee in connection with any Proceeding or defense. If the Indemnitee is not wholly successful in the Proceeding, the Corporation must indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each claim, issue, or matter on which the Indemnitee was successful. The termination of any claim, issue, or matter in the Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order, or otherwise, shall be deemed to be a successful result as to such Proceeding, claim, issue, or matter, so long as there has been no finding that the Indemnitee (i) is liable pursuant to General Corporation Law Section 78.138 or (ii) did not act in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding or action, had no reasonable cause to believe his or her conduct was unlawful.

6.6 Indemnification: Expenses as Witness. To the extent the Indemnitee is, by reason of his or her serving or acting in a Covered Capacity, a witness in any Proceeding to which the Indemnitee is not a party, the Indemnitee must be indemnified and held harmless against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with the Proceeding and his or her acting as a witness in it.

16

6.7 Indemnification: Exclusions. Notwithstanding any provision in this Article 6, the Corporation is not obligated under this Article 6 to make any indemnification payments in connection with any claim made against an Indemnitee:

(a) For which payment has actually been received by or on behalf of the Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement or other indemnity provision or otherwise;

(b) For an accounting of profits made from the purchase and sale, or sale and purchase, by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act; or

(c) Except as provided for in Sections 6.8 or 6.12(c) of this Article 6, in connection with any Proceeding or any part of any Proceeding, initiated by the Indemnitee, including those initiated against the Corporation or its officers, Directors, or employees, unless (i) the Board of the Corporation authorizes the Proceeding or part thereof before its initiation or (ii) the Corporation provides the indemnification in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

6.8 Indemnification: Advancement of Expenses. Notwithstanding any other provision of this Article 6 and to the fullest permitted by applicable law, the Corporation must advance the Expenses incurred by Indemnitee, or reasonably expected by Indemnitee to be incurred by him or her within three (3) months, in connection with any Proceeding to which the Indemnitee was or is a party or is otherwise involved by reason of the fact that he or she is or was serving or acting in a Covered Capacity, as soon as practicable but in any event not more than ten (10) days after receipt by the Corporation of a statement requesting the advances, whether the statement is submitted before or after final disposition of any Proceeding. Unless otherwise required by law, the Corporation shall not require that an Indemnitee provide any form of security for repayment of or charge any interest on any amounts advanced pursuant to this Section 6.8. The advances must be made without regard to Indemnitee’s ability to repay the Expenses and without regard to any belief or determination as to the Indemnitee’s ultimate entitlement to be indemnified. Advances must include any and all reasonable Expenses incurred in pursuing a Proceeding to enforce the right of advancement, including Expenses incurred in preparing statements to the Corporation to support the advances claimed. The Indemnitee qualifies for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Corporation of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Corporation under the provisions of this Article 6, the Articles of Incorporation, or an agreement between the Corporation and the Indemnitee. This section does not apply to any claim made by an Indemnitee for any indemnification payment that is excluded pursuant to Section 6.7 of this Article 6.

6.9. Indemnification: Notices. An Indemnitee agrees to notify the Corporation in writing promptly after being served with any summons, citation, subpoena, complaint, indictment, inquiry, information request, or other document relating to any Proceeding or matter that may be subject to indemnification, hold harmless or exoneration rights or the advancement of expenses; provided, however, that the failure of the Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation it may have to the Indemnitee under this Article 6 or otherwise. An Indemnitee may deliver to the Corporation a written application to indemnify and hold harmless the Indemnitee in accordance with this Article 6. The application may be delivered from time to time and may be amended and supplemented and at such times as the Indemnitee deems appropriate in his or her sole discretion. After a written application for indemnification is delivered by Indemnitee, the Indemnitee’s entitlement to indemnification shall be determined pursuant to Sections 6.10, 6.11, and 6.12 of this Article 6.

17

6.10. Indemnification: Procedures.

(a) To the fullest extent permitted by law, the indemnification provided for in this Article 6 shall be deemed mandatory. To the extent that, under applicable law, any indemnification provided for in this Article 6 is treated as discretionary, any indemnification determination, unless ordered by a court or advanced pursuant to Section 6.8 of this Article 6, may be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the Indemnitee is proper in the circumstances. The determination must be made:

(i)	by the Stockholders of the Corporation;

(ii)	by the Board by a majority vote of a quorum consisting of Directors who are not parties to the Proceeding;

(iii)	if a majority vote of a quorum of Directors not parties to the Proceeding so orders, by Independent Counsel in a written opinion; or

(iv)	if a quorum consisting of Directors who are not parties to the Proceeding cannot be obtained, by Independent Counsel in a written opinion.

Notwithstanding the foregoing, if (i) at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by an Indemnitee in connection with a particular Proceeding there shall have occurred a Change of Control or (ii) any indemnification determination is to be made with regards to an Indemnitee who was a Director, officer, employee, or agent of the Corporation prior to the date of the adoption of these Bylaws, then, in each case, the Board shall direct (unless the Indemnitee otherwise agrees in writing) that the indemnification determination shall be made by Independent Counsel in a written opinion.

(b) If the determination of an Indemnitee’s entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel must be selected as provided in this Section 6.10(b). The Independent Counsel shall be selected by the Indemnitee and the Indemnitee must give written notice to the Corporation advising it of the Independent Counsel’s identity so selected, unless the Indemnitee requests in writing that the Independent Counsel be selected by the Board. If the Independent Counsel is selected by the Board, the Corporation must given written notice to the Indemnitee setting forth the identity of the Independent Counsel. In either event, the Indemnitee or the Corporation, as the case may be, may, within ten (10) days after the written notice of selection is received, deliver to the other party a written objection to the selection. These objections may be asserted only on the grounds that the Independent Counsel selected does not meet the requirements of an “Independent Counsel” as defined in Section 6.2(e) of this Article 6, and the objection must set forth with particularity the factual basis of the assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If within twenty (20) days after submission by the Indemnitee of a request for indemnification, no Independent Counsel has been selected, either the Corporation or the Indemnitee may petition a court with jurisdiction over the parties for resolution of the objection and/or the appointment of a person to be Independent Counsel selected by the Court.

(c) The Corporation agrees to pay the reasonable fees and Expenses of Independent Counsel and to fully indemnify and hold the Independent Counsel harmless against any and all Expenses, claims, liabilities, and damages arising out of or relating to this Article 6 or the Independent Counsel’s engagement.

(d) The Corporation must promptly advise the Indemnitee in writing if a determination is made that the Indemnitee is not entitled to indemnification and must include a description of the reasons or basis for denial. If it is determined the Indemnitee is entitled to indemnification, the payment to the Indemnitee must be made as soon as practicable but in no event more than ten (10) after the determination. The Indemnitee must reasonably cooperate with the persons making the determination and, upon request, must provide such persons with documents and information (that are not privileged or otherwise protected) reasonably available to the Indemnitee and reasonably necessary to the determination. All Expenses incurred by the Indemnitee in cooperating with the persons making the determination shall be paid by the Corporation (irrespective of the determination as to indemnification) and the Corporation hereby indemnifies and agrees to hold the Indemnitee harmless from those Expenses.

18

6.11. Indemnification: Presumptions.

(a) In determining whether an Indemnitee is entitled to indemnification under this Article 6, the person or persons making the determination must presume that Indemnitee is entitled to indemnification under this Article 6 and the Corporation has the burden of proof to overcome that presumption. Moreover, if (i) at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by an Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control or (ii) the Indemnitee was a Director, officer, employee, or agent of the Corporation prior to the date of the adoption of these Bylaws, in each case, the foregoing presumption may only be overcome by clear and convincing evidence. Neither of the following is a defense to an action seeking a determination granting indemnity to an Indemnitee or creates a presumption that an Indemnitee has not met the applicable standard of conduct: (i) the failure of the Corporation (including its directors or Independent Counsel) to have made a determination before the beginning of an action seeking a ruling that indemnification is proper nor (ii) an actual determination by the Corporation (including its directors or Independent Counsel) that an Indemnitee has not met the applicable standard of conduct.

(b) If the persons or entity selected under Section 6.10 of this Article 6 to determine whether an Indemnitee is entitled to indemnification has not made a determination within thirty (30) days after receipt by the Corporation of the request for it, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee is entitled to such indemnification, absent (i) a misstatement by an Indemnitee of a material fact or an omission of material fact necessary to make his or her statements not materially misleading made in connection with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a final judicial determination that indemnification is expressly prohibited under applicable law. The thirty (30)-day period may be extended for a reasonable time, not to exceed fifteen (15) additional days, if the persons or entity making the determination requires the additional time for obtaining or evaluating documents or information.

(c) The termination of any Proceeding or any claim therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere does not (except as expressly provided elsewhere in this Article 6) of itself adversely affect the right of an Indemnitee to indemnification or create a presumption that an Indemnitee did not meet any particular standard of conduct, did not act in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe his or her conduct was unlawful.

(d) In determining good faith, an Indemnitee must be deemed to have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation if the Indemnitee’s action is based on the records or books of account of the Corporation, including financial statements, or on information, opinions, reports, or statements supplied to the Indemnitee by the Directors or officers of the Corporation or other enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or the enterprise or on information or records given or reports made by an independent certified public accountant or by an appraiser or other expert.

19

(e) The knowledge and actions or failures to act of any other Director, officer, trustee, partner, member, fiduciary, agent, or employee of the Corporation or other enterprise shall not be imputed to an Indemnitee for the purposes of determining his or her right to indemnification.

6.12. Indemnification: Remedies of Indemnitee.

(a) If a determination is made that an Indemnitee is not entitled to indemnification under this Article 6, any judicial Proceeding or arbitration begun pursuant to this Article 6 must be conducted in all respects as a de novo trial or arbitration, on the merits, and the Indemnitee shall not be prejudiced by reason of the adverse determination. In such a Proceeding or arbitration, the Indemnitee is presumed to be entitled to indemnification and the Corporation has the burden of proving the Indemnitee is not entitled to be indemnified. Moreover, if (i) at any time during the two (2)-year period prior to the date of any written application for indemnification submitted by an Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control or (ii) the Indemnitee was a Director, officer, employee, or agent of the Corporation prior to the date of the adoption of these Bylaws, in each case, the Corporation will be deemed to have satisfied such burden only if it meets the standard of proof by clear and convincing evidence. The Corporation may not refer to or introduce into evidence any determination made pursuant to Section 6.11(a) of this Article 6 adverse to the Indemnitee for any purpose. If the Indemnitee begins a judicial Proceeding or arbitration seeking indemnification, the Indemnitee is not required to reimburse the Corporation for any advances pursuant to Section 6.8 of this Article 6 until a final determination is made with respect to the Indemnitee’s right to indemnification, after all rights of appeal have been exhausted or lapsed.

(b) If it has been determined that an Indemnitee is entitled to indemnification, the Corporation is bound by that determination in any judicial Proceeding or arbitration commenced by the Indemnitee seeking to compel the indemnification, absent (i) a misstatement by the Indemnitee of a material fact or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading connected with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a prohibition of the indemnification under applicable law. In any Proceeding or arbitration commenced by an Indemnitee seeking indemnification, the Corporation is precluded from asserting that the procedures and presumptions of this Article 6 are not valid, binding, and enforceable and must stipulate that the Corporation is bound by all the provisions of this Article 6.

(d) The Corporation must indemnify and hold harmless an Indemnitee to the fullest extent permitted by applicable law against all Expenses and, upon an Indemnitee’s request, must advance to the Indemnitee, within ten (10) days after the Corporation’s receipt of a request, the Indemnitee’s Expenses incurred in connection with any judicial Proceeding or arbitration brought by the Indemnitee to enforce his or her right for indemnification or to recover advances under any insurance policy maintained for the benefit of Indemnitee, regardless of whether the Indemnitee is ultimately determined to be entitled to such indemnification, advance or insurance recovery.

6.13. Contribution; Joint Liability. To the fullest extent permissible under applicable law, if the indemnification rights provided for in this Article 6 are unavailable to an Indemnitee in whole or in part for any reason whatsoever (other than by reason of the language of any express exclusion contained in this Article 6), the Corporation, instead of indemnifying and holding harmless the Indemnitee, must contribute to the payment thereof, in the first instance, by paying the entire amount incurred by the Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring the Indemnitee to contribute to the payment, and the Corporation hereby waives and relinquishes any right of contribution it may have at any time against the Indemnitee. The Corporation shall not enter into any settlement of any Proceeding in which the Corporation is jointly liable with the Indemnitee, or would be joined in the Proceeding, unless the settlement provides for a full and final release of all claims asserted against the Indemnitee. The Corporation hereby agrees to fully indemnify and hold harmless the Indemnitee from any claims for contribution that may be brought by officers, directors, or employees of the Corporation other than Indemnitee who may be jointly liable with the Indemnitee.

20

6.14. Insurance. The Corporation has the power to purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and Expenses incurred by him or her in his or her capacity, whether or not the Corporation has the authority to indemnify the Indemnitee against such liability and expenses. The other financial arrangements described in the preceding sentence made by the Corporation may include the creation of a trust fund, the establishment of a program of self-insurance, securing the Corporation’s obligation of indemnification by granting a security interest or other lien on any assets of the Corporation or the establishment of a letter of credit, guaranty, or surety. No financial arrangement made pursuant to this Article 6 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court. The fact that the Corporation purchases such insurance or maintains such other financial arrangements must not limit the scope of indemnity granted to an Indemnitee by this Article. In the absence of fraud, the decision by the Board of this Corporation as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 6.14 and the choice of the person to provide the insurance or other financial arrangement is conclusive and the insurance or other financial arrangement is not void or voidable and does not subject any Director approving it to personal liability for his or her action, even if the Director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

6.15. Subrogation. If any payment is made under this Article 6, the Corporation is subrogated to the extent of such payment to all the rights of recovery of the Indemnitee, who must within a reasonable period of time after payment execute all papers required and take all action necessary to secure those rights, including the execution of such documents as are necessary to enable the Corporation to bring suit to enforce those rights.

6.16. Severability. If any provision or provisions of this Article 6 shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Article 6 (including, but not limited to, each portion of any paragraph containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 6 (including, but not limited to, each such portion of any paragraph containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.17. Miscellaneous. The rights of an Indemnitee under this Article 6 are not exclusive of any other rights to which the Indemnitee may at any time be entitled under the law, the Articles of Incorporation, or any agreement. The indemnification and advancement of Expenses for an Indemnitee who has ceased to be a Director, officer, employee, or agent shall continue in full force and effect and shall inure to the benefit of the heirs, executors, and administrators of the Indemnitee. The rights of an Indemnitee under this Article 6 shall be contract rights that vest at the time such Indemnitee’s service to, or at the request of, the Corporation commenced. No amendment, alteration, or repeal of this Article 6 can limit or restrict any right of Indemnitee under this Article 6 with respect to any action taken before the amendment, alteration, or repeal. If a change in applicable law permits greater indemnification than that which would be afforded under this Article 6, it is the intent of the Corporation that an Indemnitee shall enjoy by this Section 6.17 the greater benefits so afforded.

21

ARTICLE 7

GENERAL PROVISIONS

7.1 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. Every holder of stock shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman, if any, or the President, the Chief Executive Officer, or a Vice President and by the Secretary or an Assistant Secretary or the Chief Financial Officer or an Assistant Chief Financial Officer, certifying the number of shares owned by such holder of stock in the Corporation. Any or all of the signatures upon a certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

7.2 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

7.3 Lost, Stolen, or Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

7.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

7.5 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

7.6 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

7.7 Acquisition of Controlling Interest Provisions. The provisions of General Corporation Law §§ 78.378 – 78.3793, inclusive, shall not apply to the Corporation.

7.8 Forum for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the courts in the State of Nevada shall be the exclusive forum for any litigation relating to the internal affairs of the Corporation, including, without limitation: (a) any derivative action brought on behalf of the Corporation, (b) any action asserting a claim for breach of fiduciary duty to the Corporation or its Stockholders by any current or former officer, Director, employee, or agent of the Corporation, or (c) any action against the Corporation or any current or former officer, Director, employee, or agent of the Corporation arising pursuant to any provision of the General Corporation Law, the Articles of Incorporation, or these Bylaws.

7.9 Amendments. Subject to the rights of holders of shares of any series of the Corporation’s preferred stock then outstanding, these Bylaws may be altered, amended, or repealed and new Bylaws may be adopted either (i) by a majority of the Board or (ii) by the affirmative vote of a majority of the voting power of the shares of the then-outstanding voting stock of the Corporation, voting together as a single class.

22